Accelerate Diagnostics, Inc.
3950 South Country Club Road, Suite 470
Tucson, Arizona 85714

February 9, 2022

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Accelerate Diagnostics, Inc. Registration Statement on Form S-3 File No. 333-262494 Request for Acceleration of Effectiveness

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Accelerate Diagnostics, Inc. (the “Registrant”) hereby requests that the above-referenced Registration Statement be declared effective by the Securities and Exchange Commission at 4:00 p.m., Eastern Time, on Friday, February 11, 2022, or as soon thereafter as practicable.

The Registrant hereby authorizes Daniel M. Mahoney and Joshua Schneiderman, of Snell & Wilmer L.L.P., to orally modify or withdraw this request for acceleration.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ Steve Reichling
Name:	Steve Reichling
Title:	Chief Financial Officer

[SIGNATURE PAGE TO REQUEST FOR ACCELERATION]